Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE EXCHANGE ACT

The following summary describes our common stock, par value $0.001 per share (the “Common Stock”), of Tancheng Group Co., Ltd. (the “Company,” “we,” “us,” and “our”), which are the only securities of the Company registered pursuant to Section 12 of the Exchange Act.

DESCRIPTION OF COMMON STOCK

The following summary describes the material terms of our Common Stock. This summary does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation, Certificate of Amendment to Articles of Incorporation filed with the Secretary of State of State of Nevada on October 17, 2022, Certificate of Amendment to Articles of Incorporation filed with the Secretary of State of State of Nevada on April 11, 2023 and Bylaws incorporated by reference as Exhibits 3.1, 3.2, 3.3 and 3.4, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read the foregoing exhibits and the applicable provisions of the Nevada Revised Statutes, Chapter 78, for a complete description of our Common Stock.

Authorized Capital Stock

The Company is authorized to issue up to 1,000,000,000 shares of Common Stock, par value $0.001 per share. The Common Stock may be issued from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration fixed is not less than par value.

Voting Rights

Each outstanding share of Common Stock entitles the holder thereof to one vote per share on all matters coming before the stockholders for a vote. Our Bylaws provide that elections for directors shall be by a plurality of votes. Stockholders do not have preemptive rights to purchase shares in any future issuance of our Common Stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of Common Stock.

Dividends

The holders of shares of our Common Stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, and other regulatory restrictions.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

Rights and Preferences

Our Common Stock has no preemptive or subscription rights, and no redemption, sinking fund, or conversion provisions.

Fully Paid and Nonassessable

All of the issued and outstanding shares of our Common Stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our Common Stock are issued, the relative interests of existing stockholders will be diluted.

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Anti-takeover Effects of Nevada Law and Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws, as amended, contain certain provisions that may have the effect of entrenching our existing board members, delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors. These provisions include:

Anti-Takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

•	the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or

•	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our articles of incorporation do not exclude the application of the “business combination” provisions.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation's stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Our articles of incorporation do not exclude the application of the “control share” provisions.

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Articles of Incorporation and Bylaw Provisions

Our articles of incorporation and our bylaws include provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

•	No Cumulative Voting. Nevada law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s articles of incorporation provide otherwise. Our articles of incorporation and bylaws do not provide for cumulative voting.

Market for the Common Stock

Our Common Stock is quoted on the Financial Industry Regulatory Authority’s OTC Bulletin Board under the symbol “QSJC.”

Transfer Agent and Registrar

Our transfer agent and registrar is Securities Transfer Corporation, 2901 N Dallas Parkway, Suite 380, Plano, Texas 75093.

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